Exhibit 99.1

Corporate Headquarters: 1475 South Bascom Avenue, Suite 101, Campbell, CA  95008

Investor Relations Contact:	Company Contact:
Matt Selinger	Barry Cinnamon, Chief Executive Officer
Genesis Select	Westinghouse Solar
(303) 415-0200	(408) 402-9400
mselinger@genesisselect.com	bcinnamon@westinghousesolar.com

Westinghouse Solar Announces Third Quarter 2011 Results

Design and Manufacturing Business Model Drives Sequential Revenue and Margin Growth

Campbell, CA, October 27, 2011 – Westinghouse Solar, Inc. (Nasdaq:WEST - News), a designer and manufacturer of solar power systems, today announced its third quarter 2011 financial results.

“Total revenue was $3.4 million in the third quarter, a year-over-year increase of 57% compared to the third quarter of 2010, and a 22% increase compared to the second quarter of 2011,” said Barry Cinnamon, CEO of Westinghouse Solar. “Our revenue growth accelerated during the quarter as we began shipping our new, lower cost and larger format panels to customers in late August. We also managed our costs tightly, reducing our total operating expenses to $1.9 million in the third quarter, compared to $2.2 million in the second quarter of 2011.”

“Our new manufacturing partner of lower cost panels was instrumental in our achieving an increase in gross margins in the third quarter of 2011 as compared to the second quarter of 2011. When new and existing installers can purchase a Westinghouse Solar AC system at a price point roughly comparable to an ordinary DC system, their decision to switch becomes very easy.

“Strategic partnerships continued to grow during the third quarter. Revenue from Lennar more than doubled compared to the second quarter of 2011. Lennar has standardized on our Westinghouse Solar systems for their new homes in several Texas communities, and one of the largest HVAC companies has adopted our AC panels as a key part of their solar-assisted air conditioning systems. As a result of our new lower prices, interest levels and online sales through Lowe’s Home Improvement have been increasing – especially for our ‘solar in a box’ kit. Additionally, our more competitive pricing allows us to diversify our sales channels – during the third quarter we signed supply agreements with Wolff Bros. Supply, Inc. and Morrison Supply Company, two of the nation’s leading electrical distributors.”

“There is increasing focus in the industry on balance of system (BOS) and installation costs – areas in which we have concentrated our efforts for years. We believe that the combination of our patented technology and Westinghouse Solar branding gives us a competitive advantage in the marketplace – especially now that ordinary solar panels have become commodities. Moreover, we believe that our patents are valuable assets, and we will be very aggressive in defending our intellectual property from infringing companies.

We have been in U.S. District Court litigation with claims against an infringing company for two years. Since it is relatively easy to delay the resolution of patent litigation with serial re-examination tactics at the U.S. Patent and Trademark Office, we decided in the third quarter to seek relief from the International Trade Commission (ITC). On October 4, 2011 we filed a complaint with the ITC accusing Zep Solar and Canadian Solar of infringing two of our U.S. Patents, #7,406,800 and #7,987,641. The relief from the ITC could ultimately include a permanent exclusion order barring certain Zep Solar and Canadian Solar products from being imported into the United States, as well as a cease and desist order prohibiting the importation, sale, or advertising of these products. We expect that the ITC will undertake a formal investigation on behalf of the U.S. Government within 30 days of the original filing, and we expect that this infringement matter will be resolved more expediently through the ITC compared to U.S. District Court,” concluded Mr. Cinnamon.

Third Quarter Financial Results

Revenue for the quarter ended September 30, 2011 was $3.4 million, compared to $2.1 million in the third quarter of 2010, and $2.8 million in the second quarter of 2011. The year-over-year and sequential increases in revenue are due to the growth of our distribution network, increased revenue from our strategic partners and more competitive pricing. For the first three quarters of 2011, revenue was $8.1 million compared to $5.1 million in the comparable 2010 period, an increase of 59.4%.

Gross profit for the third quarter of 2011 was $283,000 or 8.4% of revenue, compared to $314,000 or 14.7% of revenue for the third quarter of 2010, and $194,000 or 7.0% of revenue for the second quarter of 2011. The year-over-year decline in gross margin was due to reduced customer pricing during the third quarter of 2011 to encourage customers to switch to our new lower cost, larger format panels. The lower average sales prices were partially offset by lower panel and component costs. The sequential increase in gross margin is due to the higher margins achieved with the new lower cost, larger format panels that began shipping during late August 2011.

Total operating expenses in the third quarter of 2011 were $1.9 million, compared to $2.6 million for the same period last year and $2.2 million for the second quarter of 2011. The year-over-year decrease is due to lower general and administrative expenses of $997,000, partially offset by higher sales and marketing costs of $292,000. The year-over-year decline in general and administrative expenses was due to lower payroll costs and reduced expenditures for professional fees, rent, travel, computer costs, office supplies, telephone expenses, and utilities, and lower stock-based compensation. The increase in sales and marketing costs reflects increased expenditures for trade shows, advertising and licensing fees, and higher payroll and commissions supporting the expansion of the distribution business. Compared to the second quarter of 2011, total operating expenses decreased $279,000 due to lower general and administrative expense of $139,000, and lower sales and marketing expense of $140,000. The sequential decrease in general and administrative expenses was due to a decrease in payroll costs and legal fees. The sequential decrease in sales and marketing costs is primarily due to lower expenditures for trade shows, advertising and licensing fees. Stock-based compensation expense included in total operating expenses was $236,000 for the third quarter of 2011, compared to $739,000 for the same period of 2010 and $189,000 in the second quarter of 2011. Cash operating expenses (adjusted to exclude stock-based compensation expense and depreciation and amortization expense) were $1.6 million for the third quarter of 2011, compared to $1.8 million for the same period last year and $1.9 million for the second quarter of 2011.

Net loss from continuing operations was $703,000 in the third quarter of 2011, or $0.05 per share, compared to a net loss of $2.2 million, or $0.22 per share in the same period last year, and a net loss of $1.3 million in the second quarter of 2011, or $0.11 per share. The net loss includes favorable non-cash adjustments to the fair value of common stock warrants of $849,000 and $82,000 for the third quarters of 2011 and 2010, respectively, and $668,000 for the second quarter of 2011. Excluding the impact of the common stock warrant adjustments in all periods, net loss from continuing operations for the third quarter of 2011 was $1.6 million or $0.12 per share, compared to a net loss of $2.3 million or $0.22 per share, for the third quarter of 2010, and a net loss of $2.0 million or $0.17 per share, for the second quarter of 2011.

The loss from discontinued operations was $42,000 in the third quarter of 2011, compared to a loss of $4.0 million in the same period last year, and income of $10,000 in the second quarter of 2011. For the third quarter of 2011, net loss attributable to common stockholders also included a non-cash preferred stock dividend of $78,000.

Net loss including discontinued operations and the preferred stock dividend was $823,000 or $0.06 per share in the third quarter of 2011, compared to a net loss including discontinued operations of $6.2 million or $0.61 per share in the same period last year, and a net loss including discontinued operations of $1.3 million or $0.11 per share in the second quarter of 2011.

Cash and cash equivalents at September 30, 2011 were $2.0 million. There was no balance drawn on the Company’s $750,000 line of credit at the end of the quarter. Common shares outstanding as of September 30, 2011 were 14.1 million compared to 11.4 million at December 31, 2010 and 11.8 million at June 30, 2011.

The number of employees at the end of the third quarter of 2011 was 32 full time equivalents, compared to 103 at September 30, 2010 and 33 at June 30, 2011. The year-over-year decline is a result of the company’s transition out of the installation business.

Outlook
The company projects sequential revenue growth of 20-40% in the fourth quarter of 2011 resulting in full year 2011 revenue in the range of $12-13 million. This revenue forecast takes into consideration delayed deliveries of the version one product during the third quarter, our product transition and an anticipated decline in industry-wide average selling prices. Gross margin in the fourth quarter of 2011 is projected to be in the 12-15% range, reflecting a higher mix of sales from our new lower cost, larger format product. The company anticipates reaching cash flow breakeven at a monthly revenue rate of $3.5 million.

Conference Call Information
Westinghouse Solar will host an earnings conference call at 11:00 a.m. PT (2:00 p.m. ET) today to discuss its third quarter 2011 earnings results. To access the live call, please dial 877-393-9062 and for international callers dial 678-894-3023 approximately 10 minutes prior to the start of the call. The conference ID is 58646087. The conference call will also be broadcast live over the Internet and will be available via webcast which can be accessed from the “Investor Relations” section of the company’s website at www.westinghousesolar.com. The webcast will be archived on the company’s website for 90 days at www.westinghousesolar.com.

About Westinghouse Solar: (NASDAQ:WEST - News)

Westinghouse Solar is a designer and manufacturer of solar power systems. In 2007, Westinghouse Solar pioneered the concept of integrating the racking, wiring and grounding directly into the solar panel. This revolutionary solar panel, originally branded "Andalay", quickly won industry acclaim. In 2009, the company again broke new ground with the first integrated AC solar panel, reducing the number of components for a rooftop solar installation by approximately 80 percent and lowering labor costs by approximately 50 percent. This first AC panel, which won the 2009 Popular Mechanics Breakthrough Award, has become the industry's most widely installed AC solar panel. Award-winning Westinghouse Solar Power Systems provide the best combination of safety, performance and reliability, while backed by the proven quality of the Westinghouse name. For more information on Westinghouse Solar, visit www.westinghousesolar.com.

The Westinghouse Solar logo is available at: http://www.globenewswire.com/newsroom/prs/?pkgid=7801

Forward Looking Statement – Safe Harbor
Statements made in this release that are not historical in nature, including those related to future revenue, revenue growth, gross margin, operating expense rates, achievement of cashflow and EBITDAS breakeven and profitability, product introductions and cost reductions in future periods, and anticipated outcomes in litigation, constitute forward-looking statements within the meaning of the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by the use of words such as “expects,” “projects,” “plans,” “will,” “may,” “anticipates,” believes,” “should,” “intends,” “estimates,” and other words of similar meaning. These statements are subject to risks and uncertainties that cannot be predicted or quantified, and our actual results may differ materially from those expressed or implied by such forward-looking statements. Such risks and uncertainties include, without limitation, risks associated with the inherent uncertainty of future financial results, additional capital financing requirements, development of new products by us or our competitors, uncertainties in the timing of availability and manufacturing volumes of products from our suppliers, the effectiveness, profitability, and marketability of our new products, our ability to protect and defend proprietary rights and information, the impact of current, pending, or future legislation, regulation and incentive programs on the solar power industry, the impact of competitive products or pricing, technological changes, our ability to identify and successfully acquire and grow distribution customers, and the effect of general economic and business conditions. All forward-looking statements included in this release are made as of the date of this press release, and Westinghouse Solar assumes no obligation to update any such forward-looking statements.

- Tables to Follow -

Westinghouse Solar, Inc.
Condensed Consolidated Statements of Operations
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2011	2010	2011	2010

Net revenue	$3,373,692	$2,142,229	$8,125,783	$5,096,656
Cost of goods sold	3,090,257	1,827,931	7,370,662	4,325,204
Gross profit	283,435	314,298	755,121	771,452
Operating expenses
Sales and marketing	560,034	267,847	1,606,465	705,610
General and administrative	1,325,166	2,321,830	4,468,380	7,032,474
Total operating expenses	1,885,200	2,589,677	6,074,845	7,738,084
Loss from operations	(1,601,765)	(2,275,379)	(5,319,724)	(6,966,632)
Other income (expense)
Interest income (expense), net	49,869	(5,059)	(7,980)	75
Adjustment to the fair value of common stock warrants	849,121	81,857	1,980,110	1,876,759
Total other income (expense)	898,990	76,798	1,972,130	1,876,834
Loss before provision for income taxes and discontinued operations	(702,775)	(2,198,581)	(3,347,594)	(5,089,798)
Provision for income taxes	—	—	—	—
Net loss from continuing operations	(702,775)	(2,198,581)	(3,347,594)	(5,089,798)
Loss from discontinued operations, net of tax	(42,138)	(3,996,971)	(38,570)	(5,994,612)
Net loss	$(744,913)	$(6,195,552)	$(3,386,164)	$(11,084,410)
Preferred stock dividend	(77,788)	—	(77,788)	—
Preferred deemed dividend	—	—	(975,460)	—
Net loss attributable to common stockholders	$(822,701)	$(6,195,552)	$(4,439,412)	$(11,084,410)

Net loss from continuing operations per common and common equivalent share (basic and diluted)	$(0.05)	$(0.22)	$(0.28)	$(0.53)

Net loss from discontinued operations per common and common equivalent share (basic and diluted)	$(0.00)	$(0.39)	$0.00	$(0.61)

Net loss per common and common equivalent share (basic and diluted)	$(0.06)	$(0.61)	$(0.37)	$(1.14)

Weighted average shares used in computing loss per common share: (basic and diluted)	12,611,868	10,024,410	11,791,722	9,537,614

Westinghouse Solar, Inc.
Condensed Consolidated Balance Sheets
	September 30, 2011 (unaudited)	December 31, 2010
Assets
Current assets:
Cash and cash equivalents	$1,951,295	$596,046
Restricted cash	—	540,250
Accounts receivable, net	1,044,261	912,588
Other receivables	476,414	15,864
Inventory, net	3,258,506	4,222,800
Prepaid expenses and other current assets, net	849,895	786,653
Assets of discontinued operations	98,952	618,204
Assets held for sale – discontinued operations	18,855	290,051
Total current assets	7,698,178	7,982,456
Property and equipment, net	213,018	334,864
Other assets, net	766,471	426,492
Assets of discontinued operations – long-term	209,913	21,724
Total assets	$8,887,580	$8,765,536

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$2,804,505	$1,483,180
Accrued liabilities	537,501	607,823
Accrued warranty	99,240	51,860
Common stock warrant liability	930,102	285,673
Credit facility	—	540,250
Capital lease obligations – current portion	3,603	—
Note payable – current portion	—	136,816
Liabilities of discontinued operations – short-term	1,353,509	1,623,927
Total current liabilities	5,728,460	4,729,529

Capital lease obligations, less current portion	5,092	—
Long-term liabilities of discontinued operations	20,946	87,088
Total liabilities	5,754,498	4,816,617

Commitments, contingencies and subsequent events

Stockholders’ equity:
Convertible redeemable preferred stock, $0.001 par value, 1,000,000 shares authorized; 2,273 and 0 shares issued and outstanding on September 30, 2011 and December 31, 2010, respectively	751,223	—
Common stock, $0.001 par value; 100,000,000 shares authorized; 14,073,751 and 11,442,438 shares issued and outstanding at September 30, 2011 and December 31, 2010, respectively	14,074	11,442
Additional paid-in capital	71,552,925	68,683,205
Accumulated deficit	(69,185,140)	(64,745,728)
Total stockholders’ equity	3,133,082	3,948,919
Total liabilities, convertible redeemable preferred stock and stockholders’ equity	$8,887,580	$8,765,536